1
ComEd Delivery Service
Rate Case Filing
$361
(6)
Total ($2,049 million revenue requirement)
$(51) Other adjustments
(5)
$48 O&M expenses
$99 Administrative & General expenses
(4)
$50
Capital Structure
(3)
: ROE - 10.75% /
Common Equity - 45.11% / ROR - 8.55%
$215
(2)
Rate Base: $7,071 million
(1)
Requested Revenue
Requirement Increase
($ in millions)
Revenue increase needed to recover significant distribution system investment and represents an important step in ComEd’s regulatory recovery plan
(1) Based on 2006 test year, including pro forma capital additions through 3Q 2008; represents a $1,550 million increase from 2006 ICC order
(2) Includes increased depreciation expense associated with capital additions
(3) Requested cap structure does not include goodwill; ICC docket 05-0597 allowed 10.045% ROE, 42.86% equity ratio and 8.01% ROR (return on rate base)
(4) Includes increases in pension and other post-retirement benefits costs and effects of accounting reclassification for rental revenue
(5) Includes taxes other than income, regulatory expenses, and reductions for other revenues and load growth
(6) Or approximately $359 million adjusted for normal weather
Exhibit 99.1

ComEd Delivery Service
Rate Case Filing – Tentative Schedule
Filed – October 17, 2007
Rebuttal Testimony – February 2008
Hearings – May 2008
Administrative Law Judge (ALJ) Order – July 2008
Final Order Expected – September 2008
Note: Dates are based on typical approach to rate cases but the Illinois Commerce Commission will set the actual schedule.